Exhibit 10.75

FOURTH ADDENDUM

to

Employment Agreement

of

Timothy Crew

This Fourth Addendum (the “Fourth Addendum”) to the Employment Agreement of Timothy Crew, is entered into as of this 28th day of December, 2020, between Lannett Company, Inc. (the “Company”) and Timothy Crew (“Mr. Crew”) (together, the Company and Mr. Crew shall be known as the “Parties”).

RECITALS

WHEREAS, Mr. Crew entered into an Employment Agreement with the Company as of January 2, 2018 (“Employment Agreement”) and a First Addendum as of March 28, 2018;

WHEREAS, the Parties entered into a Second Addendum to the Restated Employment Agreement (“Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties entered in a Third Addendum to the Restated Employment Agreement (“Third Addendum”), which, among other things, included a “Claw Back Provision” that granted the Board the authority to seek reimbursement of certain incentive compensation paid to Executive in the event the Company is required to restate is financials statements as the result of fraud or misconduct;

WHEREAS, pursuant to Section 2 of the Employment Agreement, “the term of employment under [the] Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 8, until the day before the third anniversary of the Effective Date, i.e. December 31, 2020 (the “Term”), provided that on the day before each yearly anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least ninety (90) days prior to such anniversary date either Company or Executive furnishes the other with written notice (a “Non-Renewal Notice”) that the Term is not to be so extended.”

WHEREAS, in consideration for Executive agreeing to extend the term of his employment, Company agrees to amend his Employment Agreement to provide that in the event Executive resigns in connection with or following a Change in Control, the term of his Non-Compete shall be 12 months from his separation of service;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Paragraph 13 of the Employment Agreement is deleted in its entirety and replaced with the following:

Without the written consent of the Board of Directors of Company, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venture, executive, independent contractor, consultant, or in any other capacity:

a)	Engage, own or have any interest in;

b)	Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

c)	Furnish consultation or advice to; or

d)	Permit his name to be used in connection with;

Any person or entity engage in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date.  Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 13.  Furthermore, during the final twelve months of the Non-Competition Period, the restrictions set forth in this Section 13 shall only apply to those Restricted Products that (i) are in the research and development pipeline of Company or any subsidiary of Company as of the Termination Date and that has been submitted to the FDA for approval on or before the Termination Date; (ii) generated seven percent (7%) or more of the net sales of Company and its subsidiaries on a consolidated basis during the most recently completed fiscal year of Company prior to the Termination Date; or (iii) are projected as of the Termination Date to generated seven percent (7%) or more of the net sales of Company and its subsidiaries on a consolidated basis at any time during the Non-Competition Period, as per Company’s latest multi-year projections.  Notwithstanding all of the foregoing, if Executive resigns in connection with or following a Change in Control of Company, the Non-Competition Period under this Section 13 shall be twelve (12) months and the language in the immediately preceding sentence of this paragraph (regarding the restrictions in the final twelve months of the Non-Competition Period) shall not apply.

3.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement, and the First, Second and Third Addenda remain in full force and effect. To the extent that there are inconsistencies between this Fourth Addendum and the First, Second and Third Addenda and/or Employment Agreement, the provisions of this Fourth Addenda shall control and shall supersede the applicable provisions of the First, Second and Third Addenda and/or Employment Agreement.

4.	Counterparts. This Fourth Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Fourth Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.

By:	/s/ Patrick LePore
Patrick LePore,
Chairman of Board of Directors

/s/ Timothy Crew
Timothy C. Crew